CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment to Registration Statement No. 333-278375 on Form N-4 of our report dated April 7, 2026, relating to the financial statements and financial highlights of each of the sub-accounts comprising Wilton Reassurance Life Co of New York Separate Account A, appearing in the Statement of Additional Information, which is a part of such Registration Statement. We also consent to the reference to us under the headings “Financial Statements” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Stamford, Connecticut

April 17, 2026